Exhibit 5.1

300 North LaSalle Street

Chicago, Illinois 60654

(312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

September 18, 2013

SunEdison, Inc.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

Ladies and Gentlemen:

We have acted as special counsel to SunEdison, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 34,500,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”). The Shares are being offered and sold by the Company under a registration statement on Form S-3 under the Securities Act, originally filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2013 (Registration No. 333-191053) (such Registration Statement, as amended and supplemented, the “Registration Statement”), including a base prospectus dated September 9, 2013 (the “Base Prospectus”) and a prospectus supplement dated September 12, 2013 (together with the Base Prospectus, the “Prospectus”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) minutes and records of the corporate proceedings of the Company; (ii) the organizational documents of the Company; (iii) the underwriting agreement, dated September 12, 2013, among the Company and the underwriters listed in Schedule I thereto (the “Underwriting Agreement”) and the related agreements, certificates and other instruments executed or delivered thereunder or in connection therewith; and (iv) the Registration Statement and the exhibits thereto and the Prospectus.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

SunEdison, Inc.

September 18, 2013

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Prospectus, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP